Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE

I hereby consent to being named in the Registration Statement on Form S-11 of Cherry Hill Mortgage Investment Corporation (the “Company”), and to serve as a director of the Company upon my appointment to the board of directors of the Company.

Dated: April 29, 2013

/s/ Jeffrey B. Lown II
Jeffrey B. Lown II